Exhibit 99.2

Community Health Systems Completes SALE OF OWNERSHIP INTERESTS IN

CLARKSVILLE, TENNESSEE, HOSPITAL TO VANDERBILT UNIVERSITY MEDICAL CENTER

FRANKLIN, Tenn. (February 2, 2026) – Community Health Systems, Inc. (NYSE: CYH) announced today that subsidiaries of the Company have completed the sale of their 80% ownership interests in two joint ventures, which respectively own and operate 270-bed Tennova Healthcare - Clarksville and certain ancillary businesses located in Clarksville, Tennessee, to subsidiaries of Vanderbilt University Medical Center (VUMC) for $623 million, before certain transaction expenses. VUMC previously held minority ownership interests in these joint ventures and purchased the remaining ownership interests through this transaction. Contemporaneous with the completion of this transaction, subsidiaries of the Company distributed the balance of amounts owed to the two joint ventures to subsidiaries of VUMC in the amount of approximately $23 million. The entry into the definitive agreement for this transaction was announced on October 30, 2025, and the closing was effective February 1, 2026.

This transaction is among the additional potential divestitures discussed on the Company’s third quarter 2025 earnings call and in subsequent public appearances.

Leerink Partners acted as exclusive financial advisor to the Company for the transaction.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the nation’s largest healthcare companies. The Company’s affiliates are leading providers of healthcare services, developing and operating healthcare delivery systems in 34 distinct markets across 13 states. The Company’s subsidiaries own or lease 65 affiliated hospitals with more than 9,000 beds and operate more than 900 sites of care, including physician practices, urgent care centers, freestanding emergency departments, occupational medicine clinics, imaging centers, cancer centers and ambulatory surgery centers. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Media Contact:

Tomi Galin
Executive Vice President, Corporate Communications, Marketing and Public Affairs
(615) 628-6607

Investor Contacts:
Kevin Hammons
Chief Executive Officer
(615) 465-7000

Anton Hie
Vice President – Investor Relations
(615) 465-7012

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